Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 59 to Registration Statement No. 033-47641 on Form N-1A of our report dated January 17, 2017, relating to the financial statements and financial highlights of Lord Abbett Research Fund, Inc., including Lord Abbett Calibrated Dividend Growth Fund, Lord Abbett Growth Opportunities Fund, and Lord Abbett Small-Cap Value Series appearing in the Annual Report on Form N-CSR of Lord Abbett Research Fund, Inc. for the year ended November 30, 2016 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 27, 2017

Lord Abbett September N-1A
Period End: 9/30/2016	GM 3/02/17